Exhibit 22
“This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated transactions”.

DIRECTORS OF TELEFÓNICA, S.A.

				Date of first	Date of last
First name and surnames	Age	Nationality	Address	appointment	appointment
D. César Alierta Izuel – Executive Chairman	61	Spanish	Gran Vía, 28, 28013-Madrid	29-01-1997(1)	12-04-2002
D. Isidro Fainé Casas – Vice-Chairman	63	Spanish	Avda. Diagonal, 621-629, 08028-Barcelona	26-01-1994	15-06-2001
D. Gregorio Villalabeitia Galárraga – Vice-Chairman	55	Spanish	Paseo de la Castellana, 81, 28046-Madrid	27-02-2002	12-04-2002
D. José Fernando de Almansa Moreno-Barreda	57	Spanish	Gran Vía, 28, 28013-Madrid	26-02-2003	11-04-2003
D. David Arculus	59	British	Wellington Street Berkshire SL1 1YP (UK)	25-01-2006	25-01-2006
D. Maximino Carpio García	61	Spanish	Doctor Casimiro Morcillo, 39, 28100-Madrid	29-01-1997	12-04-2002
D. Carlos Colomer Casellas	62	Spanish	Aragó, 499, 08013-Barcelona	28-03-2001	15-06-2001
D. Peter Erskine	54	British	Wellington Street Berkshire SL1 1YP (UK)	25-01-2006	25-01-2006
D. Alfonso Ferrari Herrero	64	Spanish	Santa Engracia, 40, 28010-Madrid	28-03-2001	15-06-2001
D. Gonzalo Hinojosa Fernández de Angulo	60	Spanish	Paseo de la Castellana, 140, 28046-Madrid	12-04-2002	12-04-2002
D. Pablo Isla Alvarez de Tejera	42	Spanish	Avda. de la Diputación, s/n, Arteixo-La Coruña	12-04-2002	12-04-2002
D. Luis Lada Díaz	56	Spanish	Gran Vía, 28, 28013-Madrid	10-08-2000	15-06-2001
D. Julio Linares López	60	Spanish	Gran Vía, 28, 28013-Madrid	21-12-2005	21-12-2005
D. Antonio Massanell Lavilla	51	Spanish	Avda. Diagonal, 621-629, 08028-Barcelona	21-04-1995	15-06-2001
D. Vitalino Manuel Nafría Aznar	55	Spanish	Paseo de la Castellana, 81, 28046-Madrid	21-12-2005	21-12-2005
D. Enrique Used Aznar	64	Spanish	Marconi 3, Tres Cantos, 28760-Madrid	12-04-2002	12-04-2002
D. Mario Eduardo Vázquez	70	Argentine	Ingeniero Huergo, 723, Buenos Aires-Argentina	20-12-2000	15-06-2001
D. Antonio Viana-Baptista	48	Portuguese	Pº Recoletos, 7-9, 28004-Madrid	12-01-2000	31-05-2005

(1)	Appointment as Executive Chairman of the Company on July 26th, 2000